                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    [X]

Filed by a party other than the Registrant           [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to (section)240.14a-11(c) or
      (section)240.14a-12

                              METALDYNE CORPORATION

                       (formerly known as MascoTech, Inc.)
                       -----------------------------------
                (Name of Registrant as Specified In Its Charter)


                      -------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)   Title of each class of securities to which transaction applies:
      2)   Aggregate number of securities to which transaction applies:
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount on which the filing fee is calculated and state how it was determined):
      4)   Proposed maximum aggregate value of transaction:
      5)   Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)   Amount Previously Paid:
           2)   Form, Schedule of Registration Statement No.:
           3)   Filing Party:
           4)   Date Filed:



April 15, 2002

                             METALDYNE CORPORATION
                              47603 Halyard Drive
                         Plymouth, Michigan 48170-2429



                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------



                                               Date:  May 9, 2002
                                               Time:  9:00 a.m.
                                               Place: Metaldyne Corporation
                                                      47603 Halyard Drive
                                                      Plymouth, Michigan
                                                      48170-2429


The purposes of the Annual Meeting are:

     1. To elect eleven Directors;

     2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company for the year 2002; and

     3. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on April 1, 2002 are entitled to vote at the Meeting or any adjournment thereof.

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 is enclosed.

     Your attention is called to the accompanying Proxy Statement and Proxy. Whether or not you plan to attend the Meeting, you are requested to sign and return the Proxy in the enclosed postage prepaid envelope. Prior to being voted, the Proxy may be withdrawn in the manner specified in the Proxy Statement.


                                        By Order of the Board of Directors



                                        R. JEFFREY POLLOCK
                                        Secretary



April 15, 2002

                                PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS OF
                             METALDYNE CORPORATION

                                  May 9, 2002

                              GENERAL INFORMATION

     The solicitation of the enclosed Proxy is made by the Board of Directors of Metaldyne Corporation for use at the Annual Meeting of Stockholders of Metaldyne to be held at our offices at 47603 Halyard Drive, Plymouth, Michigan 48170-2429, on Wednesday, May 9, 2002 at 9:00 A.M., and at any adjournment. This Proxy Statement and the enclosed Proxy are being mailed or given to stockholders on or about April 15, 2002.

     We will bear the expense of this solicitation, which will be made by regular mail. Stockholders of record at the close of business on April 1, 2002 will be entitled to vote at the meeting. On that date, there were 44,643,647 shares of our common stock, $1 par value, outstanding and entitled to vote. Each share of outstanding common stock entities the holder to one vote. The meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock, is represented in person or by proxy. Abstentions will be counted toward the establishment of a quorum.

     The shares represented by the Proxy will be voted as instructed if received in time for the meeting. Any stockholder who gives a Proxy may revoke it at any time before it is exercised by voting in person at the meeting, by delivering a subsequent Proxy, or by notifying us in writing (Attention: R. Jeffrey Pollock, Secretary, at its executive offices at 47603 Halyard Drive, Plymouth, Michigan 48170-2429) of such revocation.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     On November 28, 2000, we completed a recapitalization transaction which resulted in an investor group led by Heartland Industrial Partners, L.P. ("Heartland") and Credit Suisse First Boston Equity Partners, L.P. ("CSFB") acquiring control of us. In connection with the recapitalization, Heartland, CSFB, Masco Corporation ("Masco"), Richard Manoogian, their various affiliates and certain other stockholders of Metaldyne Corporation. entered into a Shareholders Agreement regarding their ownership of our common stock. Eleven members of the Board of Directors are to be elected at this year's meeting. The Shareholders Agreement contains contractual provisions regarding the election of Metaldyne directors. Owners of an aggregate of approximately 92% of our outstanding common stock are a party to the Shareholders Agreement.

     Election of Directors. The Shareholders Agreement provides that the parties to the Shareholders Agreement will vote their shares of common stock in order to cause:

     (1) an amendment to our Bylaws to provide that the authorized number of directors on our board of directors shall be as recommended by Heartland in its sole discretion; and

     (2)  the election to the board of directors of:

          o such number of directors as shall constitute a majority of the board of directors as designated by Heartland Industrial Partners, L.P.;

          o    one director designated by Masco; and

          o one director designated by CSFB after consultation with Heartland.

     As a result of the Shareholders Agreement, Heartland has the ability to elect a majority of the directors.

     The board of directors expects that the persons named as proxies in the Proxy will vote the shares represented by each Proxy for the election as directors of the nominees listed below unless a contrary direction is indicated. Directors are elected by a plurality of the votes cast. Abstentions (indicated on the proxy card as "withhold authority") will not be treated as votes cast, and therefore, will not affect the election.

     The following information describes the backgrounds and business experience of the nominees for director as set forth below:

     Gary M. Banks, 51, was elected as one of our directors in connection with the recapitalization and is a Senior Managing Director of Heartland Industrial Partners. He has served as a Director of Documentum, Inc. since March 1999 and served as Vice President and Chief Information Officer of Sithe Energies, an electricity generation trading company in New York from October 1999 to May 2000. From August 1998 to July 1999, he was Vice President and Chief Information Officer for Xerox Corporation, a manufacturing company. From June 1992 to July 1998, Mr. Banks served as Director MIS for the agricultural division of Monsanto Inc., a life sciences company. Before joining Monsanto, he spent 15 years with Bristol-Myers Squibb Company, a pharmaceutical company.

     Charles E. Becker, 54, was the CEO and co-owner of Becker Group, Inc., a global automotive interior components supplier for over 25 years, through 1998. Becker Group, Inc. was sold to Johnson Controls, Inc. in 1998. In January 1999, Mr. Becker re-acquired 10 North American plastic molding and tooling operations from Johnson Controls which subsequently became Becker Group, LLC. Mr. Becker is also the owner and chairman of Becker Ventures, LLC, which was established in 1998 to invest in a variety of business ventures, including manufacturing, real estate and services industries. Mr. Becker is the Vice Chairman of the Board of Collins & Aikman Corporation.

     Marshall Cohen(1), 67, was elected as one of our directors in connection with the recapitalization. He is also a director of American International Group, Inc., Barrick Gold Corporation, Toronto Dominion Bank, The Goldfarb Corp., Lafarge Corp. and Speedy Muffler King Inc. and Collins & Aikman Corporation. From November 1988 to September 1996, he was President and Chief Executive Officer and a Director of The Molson Companies Limited.

     Cynthia L. Hess, 45, was elected as one of our directors in connection with the recapitalization and is a Senior Managing Director of Heartland Industrial Partners. She was formerly vice president of corporate quality for DaimlerChrysler, where she led the corporate strategy for quality improvement and facilitated quality plan execution. In her 22 years with DaimlerChrysler, Ms. Hess held various engineering, manufacturing and procurement supply positions. Ms. Hess is a director of Collins & Aikman Corporation.

     Timothy D. Leuliette, 52, was elected as one of our directors in connection with the recapitalization and currently serves as our President and Chief Executive Officer and the President and Chief Executive Officer, Automotive Group. Mr. Leuliette was elected Chairman of the Board effective April 1, 2002. He is the former Vice Chairman of Detroit Diesel Corp. and has spent 27 years in management of manufacturing and services businesses and in the investment of private capital. Mr. Leuliette joined the Penske Corporation as President & Chief Operating Officer in 1996 to address operational and strategic issues. From 1991 to 1996, Mr. Leuliette served as President & Chief Executive Officer of ITT Automotive. He also serves on a number of corporate and charitable boards, including serving as a Chairman of The Federal Reserve of Chicago, Detroit Branch. Mr. Leuliette is a Senior Managing Director and one of the co-founders of Heartland Industrial Partners. Mr. Leuliette is a director of Collins & Aikman Corporation.

     J. Michael Losh(1)(2), 55, was elected as one of our directors in connection with the recapitalization and served as our Chairman of the Board from February 2001 to April 2002. He is a Director of Cardinal Health Inc., and The Quaker Oats Company. He was a Director of Hughes Electronics from February 1995 to August 2000 and a Director of Delphi Automotive Systems Corp. in 1999. Formerly, he was the Executive Vice President and Chief Financial Officer of General Motors Corporation starting in 1994 and prior to that, Vice President and Group Executive of North American Vehicle Sales, Service and Marketing from 1992 to 1994.

     Richard A. Manoogian(1), 65, served as our Chairman of the Board and Director since our formation in 1984 and served as Chief Executive Officer until January 1998. Mr. Manoogian stepped down as Chairman in connection with the recapitalization. He joined Masco Corporation in 1958, was elected Vice President and a Director in 1964, President in 1968 and Chairman and Chief Executive Officer in 1985. He served as Chairman of the Board of TriMas Corporation from 1989 until we acquired it in January 1998. He is also a director of Bank One Corporation, MSX International, Inc., a former affiliate of ours, Detroit Renaissance and The American Business Conference, Chairman of the Detroit Institute of Arts Board of Directors and a trustee of the Archives of American Art (Smithsonian Institution), Center for Creative Studies, The Fine Arts Committee of the State Department, Trustee, Council of the National Gallery of Art, Armenian General Benevolent Union, Detroit Investment Fund and the Henry Ford Museum and Greenfield Village.

     Thomas T. Stallkamp, 55, was elected as one of our directors in connection with the recapitalization. He was appointed Vice Chairman and Chief Executive Officer of MSX International, Inc., effective January 2000. He also serves on the Board of Directors for Kmart Corporation, bvertical.com and Baxter International. Prior to joining MSX International, Inc., Mr. Stallkamp was Vice Chairman for DaimlerChrysler Corporation and also served as President of Chrysler Corporation in 1998.

     David A. Stockman(1), 55, was elected as one of our directors in connection with the recapitalization. He is a Senior Managing Director and the founder of Heartland Industrial Partners, a buyout firm, established in 1999, focused on industrial buyouts and buildups. Prior to founding Heartland Industrial Partners, he was a senior managing director of The Blackstone Group L.P. and had been with Blackstone since 1988. Mr. Stockman is a director of Collins & Aikman Corporation and Springs Industries, Inc.

     Daniel P. Tredwell(2), 43, was elected as one of our directors in connection with the recapitalization. Mr. Tredwell is a Senior Managing Director and one of the co-founders of Heartland Industrial Partners. He has more than a decade of leveraged financing experience. Mr. Tredwell served as a Managing Director at Chase Securities Inc. and had been with Chase Securities since 1985. Mr. Tredwell is a director of Collins & Aikman Corporation and Springs Industries, Inc.

     Samuel Valenti III(2), 56, was elected as one of our directors in connection with the recapitalization and is a Senior Managing Director of Heartland Industrial Partners. He has been a director of Masco Capital Corporation since 1988. Mr. Valenti was formerly Vice President -- Investments of Masco Corporation from May 1977 to October 1998. Mr. Valenti is a director of Collins & Aikman Corporation.


     In connection with the recapitalization, Heartland, CSFB Private Equity, Masco, Richard Manoogian, their various affiliates and certain other stockholders entered into a Shareholders Agreement regarding their ownership of our common stock. Pursuant to the Shareholders Agreement, CSFB Private Equity, after consultation with Heartland has the right to designate one of our directors at this time. CSFB Private Equity has not designated a director this year, but, subject to certain terms and conditions of the Shareholders Agreement, retains the right to designate a director at any time in the future.


----------
(1)   Compensation committee member.

(2)   Audit committee member.


     The board of directors held five meetings during 2001. During fiscal year 2001, all directors of the Company attended either in person or telephonically 75% or more of the meetings of the board of directors and of committees of the board of directors on which they served. The Audit Committee held three meetings and the Compensation Committee held two meetings during 2001. The Audit Committee consists of Messrs. Tredwell, Losh and Valenti, and the Compensation Committee consists of Messrs. Stockman, Cohen, Losh and Manoogian. The Audit Committee reviews our various accounting, financial reporting and internal control functions and makes recommendations to the Board for the selection of independent public accountants. In addition, the Audit Committee monitors the independence of the independent accountants. The Compensation Committee is responsible for developing and maintaining compensation strategies and policies. The Compensation Committee is also responsible for monitoring and administering compensation and employee benefit plans.


COMPENSATION OF DIRECTORS


     Outside directors who are not affiliated with Heartland Industrial Partners receive cash compensation of $50,000 per year (other than the Chairman of the Board who received $75,000 in 2001) for their service as members of the board of directors and they are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the board of directors and committee meetings. In addition, outside directors not affiliated with Heartland Industrial Partners are eligible to receive awards under the Company's 2001 Long Term Equity Incentive Plan.

                       SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information with respect to the beneficial ownership of our common stock as of April 1, 2002 by:

     o each person known by us to beneficially own more than 5% of our common stock;

     o    each of our directors;

     o    each of our executive officers; and

     o    all of our directors and executive officers as a group.

     The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, we believe each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned by them. There are significant agreements relating to voting and transfers of common stock in the Shareholders Agreement described under "Certain Relationships and Related Transactions." Our outstanding number of shares of common stock was 44,643,637 as of April 1, 2002. Such number includes 2,000,628 shares of unvested restricted stock issued under our restricted stock plans.


                                                                              BENEFICIAL OWNERSHIP
                                                                                  OF METALDYNE
                                                                            -------------------------
                                                                              SHARES OF      PERCENT
                        NAME AND BENEFICIAL OWNER                           COMMON STOCK     OF CLASS
                        -------------------------                           ------------     --------
Heartland Industrial Associates, L.L.C. 55 Railroad Avenue
 Greenwich, Connecticut(l)(2) ..........................................     19,121,564     42.8%
Credit Suisse First Boston Equity Partners, L.P. 11 Madison
 Avenue New York, New York 10010(3) ....................................     10,532,545     23.6%
Masco Corporation 21001 Van Born Road Taylor, Michigan
 48180 .................................................................      2,492,248      5.6%
Gary Banks(2) ..........................................................             --       --
Grant H. Beard(4) ......................................................             --       --
Charles E. Becker(5) ...................................................             --       --
Marshall Cohen .........................................................             --       --
Cynthia Hess(2) ........................................................             --       --
Timothy Leuliette(2)(4) ................................................             --       --
J. Michael Losh ........................................................             --       --
William M. Lowe Jr.(4) .................................................             --       --
Richard A. Manoogian(6) ................................................      1,498,188      3.4%
Joseph Nowak(4)(7) .....................................................         20,026        *
Roy Parrott(4) .........................................................             --       --
Karen A. Radtke(4) .....................................................             --       --
Thomas Stallkamp .......................................................             --       --
David A. Stockman(2) ...................................................             --       --
George Thanopoulos(4)(7) ...............................................         26,150        *
George Thomas(4) .......................................................             --       --
Daniel P. Tredwell(2) ..................................................             --       --
Samuel Valenti III(2) ..................................................             --       --
All executive officers and directors as a group (18 persons)(2)(4) .....      1,544,364      3.5%

----------
*     Less than 1%.

(1) The 19,121,564 shares of common stock are beneficially owned indirectly by Heartland Industrial Associates, L.L.C. as the general partner of each of the limited partnerships which hold shares of common stock directly. These partnerships hold shares of common stock as follows: 18,341,455 shares are held by Heartland Industrial Partners, L.P.; 231,675 shares are held by Heartland Industrial Partners (FF), L.P.; 323,050 shares are held by Heartland Industrial Partners (E1), L.P; 150,256 shares are held by Heartland Industrial Partners (K1), L.P.; and 75,128 shares are held by Heartland Industrial Partners (C1), L.P. In addition, by reason of the Shareholders Agreement summarized under "Related Party Transactions," Heartland Industrial Associates, L.L.C. may be deemed to share beneficial ownership of shares of common stock held by other stockholders party to the Shareholders Agreement. Such beneficial ownership is hereby disclaimed.

(2) As described in footnote 1 above, 19,121,564 shares are beneficially owned by Heartland Industrial Associates, L.L.C. Mr. Stockman is the Managing Member of Heartland Industrial Associates, L.L.C., but disclaims beneficial ownership of such shares. Messrs. Banks, Leuliette, Tredwell and Valenti, and Ms. Hess are also members of Heartland Industrial Associates, L.L.C. and also disclaim beneficial ownership of the shares. The business address for each such person is 55 Railroad Avenue, Greenwich, CT 06830.

(3) Of the 10,532,545 shares of common stock beneficially owned by CSFB, 7,402,831 shares are held directly by Credit Suisse First Boston Equity Partners, L.P.; 2,069,282 shares are held by Credit Suisse First Boston Equity Partners (Bermuda), L.P; 6,610 shares are held by Credit Suisse First Boston U.S. Executive Advisors, L.P.; 533,168 shares are held by EMA Partners Fund 2000, L.P.; 343,139 shares are held by EMA Private Equity Fund 2000, L.P; and 177,515 shares are held by certain CSFB employee funds. In addition, by reason of the Shareholders Agreement summarized under "Related Party Transactions," CSFB may be deemed to share beneficial ownership of shares of common stock held by other stockholders party to the Stockholders Agreement. Affiliated funds of CSFB Private Equity are limited partners of Heartland Industrial Partners L.P. and disclaim beneficial ownership of all shares held by Heartland.

(4) Does not include option grants under our stock option plan. Such options are subject to vesting provisions and are not presently exercisable. Vested options will be exercisable following an initial public offering of our common shares and under certain circumstances, such as a change of control, vesting of options and exercisability may accelerate.

(5) Mr. Becker is a limited partner of Heartland Industrial Partners L.P. and disclaims beneficial ownership of all shares held by Heartland.

(6) Includes 661,260 shares owned by The Richard and Jane Manoogian Foundation, for which Mr. Manoogian serves as a director. He shares voting and investment power with respect to the securities owned by the foundation, but Mr. Manoogian disclaims beneficial ownership of such securities. Mr. Manoogian is also chairman of the board of Masco Corporation as well as its chief executive officer. None of the shares beneficially owned by Mr. Manoogian are attributed to, or reported as beneficially owned by, Masco Corporation. Also includes 113,982 shares of restricted stock, whether vested or not vested, owned by Mr. Manoogian. Restricted stock holders have voting, but no investment power over unvested restricted shares. Restricted stock holders may not prior to an underwritten public offering of at least 15% of our common stock transfer any shares of restricted common stock to a person other than a relative of such holder or a trust established for the benefit of a relative of such holder.

(7) These shares represent restricted stock, whether vested or not vested. Restricted stock holders have voting, but no investment power over unvested restricted shares. Restricted stock holders may not prior to an underwritten public offering of at least 15% of our common stock transfer any shares of restricted common stock to a person other than a relative of such holder or a trust established for the benefit of a relative of such holder.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of non-employee directors, Messrs. Stockman, Cohen, Losh and Manoogian. The Committee is responsible for establishing and administering the Company's executive compensation programs. Matters relating to the administration of the Company's 2001 Long Term Equity Incentive Plan or otherwise to the grant of options to purchase the Company's stock or any performance-based executive compensation to the Company's executives are considered and acted upon by a subcommittee of non-employee directors, within the meaning of Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, and outside directors, within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.


COMPENSATION PHILOSOPHY

     The Committee's compensation philosophy is designed to support the Company's primary objective of creating value for shareholders. The Committee believes that the following compensation strategies for the Company's executive officers, including the Chief Executive Officer (the "CEO"), achieve this objective:

     o Attract and retain talented executives -- The Company provides core compensation in the form of base salary and benefit programs that are comparable to those of similarly sized companies in the same industry as the Company.

     o Emphasize pay for performance -- We believe in offering our executive officers bonuses as incentive compensation if certain performance targets are met.

     o Encourage management stock ownership -- The Committee firmly believes that long-term shareholder value will be significantly enhanced by management stock ownership. As a result, the Company's 2001 Long Term Equity Incentive Plan strongly encourages stock ownership by executive officers.


     Section 162(m) of the Internal Revenue Code generally limits the deductible amount of annual compensation paid to certain individual executive officers to no more than $1 million. Considering the current structure of executive officer compensation and the availability of deferral opportunities, the Committee believes that we will not be denied any significant tax deductions for 2001. The Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.


CHIEF EXECUTIVE OFFICER COMPENSATION

     Effective February 2001, Mr. Leuliette was appointed as Metaldyne's president and chief executive officer as well as president and chief executive officer of our Automotive Group at a base salary of $1,000,000 per year. In addition to his salary, Mr. Leuliette also received a performance based bonus as well as stock options under our 2001 Long Term Equity Incentive Plan. Mr. Leuliette's base salary for 2001 was paid in accordance with his employment agreement. At the time we appointed Mr. Leuliette as president and chief executive officer, the Committee considered the compensation of chief executive officers at similar companies in comparable industries.


                                                         Compensation Committee
                                                    David A. Stockman, Chairman
                                                                 Marshall Cohen
                                                                J. Michael Losh
                                                           Richard A. Manoogian

                      COMPENSATION OF EXECUTIVE OFFICERS


SUMMARY COMPENSATION

     The following table summarizes the annual and long-term compensation of our highest paid executive officers for 2001, including our five most highly paid current executive officers. All of the individuals in the table are referred to collectively as the "named executive officers."

                                                                                             LONG TERM
                                                     ANNUAL COMPENSATION(1)             COMPENSATION AWARDS
                                                  -----------------------------   -------------------------------
                                                                                   SECURITIES
                                                                                   UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR        SALARY          BONUS        OPTIONS(2)     COMPENSATION(3)
---------------------------              ------   -------------   -------------   ------------   ----------------
Timothy D. Leuliette(4) ..............   2001      $1,000,000      $1,000,000      1,033,455               --
 President and Chief Executive Officer
Grant Beard(5) .......................   2001      $  564,000      $  226,305        153,075               --
 President and Chief Executive Officer
   of TriMas
Roy Parrott(6) .......................   2001      $  428,000      $  211,868        153,075          107,627
 Group President,
   Business Operations
Leroy Runk(7) ........................   2001      $  378,000      $  227,136        153,075            4,250
 Former Forming Technologies
   Group President
Joseph R. Ponteri(8) .................   2001      $  375,000      $   75,000             --            4,810
 Former Executive Vice
   President, Strategic Growth
George Thomas(9) .....................   2001      $  351,000      $  180,484        153,075           69,401
 Driveline & Transmission
   Group President
William M. Lowe(10) ..................   2001      $  315,000      $   89,303        153,075               --
 Chief Financial Officer

----------
(1) Officers may receive certain perquisites and personal benefits, the dollar amounts of which are below current SEC thresholds for reporting requirements. Bonuses are paid in the year subsequent to which they are earned.

(2) All such options to purchase Common Stock were granted under our 2001 Long Term Equity Incentive Plan during 2001.

(3) This column includes Metaldyne contributions and allocations under our defined contribution retirement plans for the accounts of each of the named executive officers paid in 2001 and 2002, but attributable to the 2001 plan year.

(4) Effective February 2001, Mr. Leuliette was appointed as Metaldyne's President and Chief Executive Officer at an annual salary of $1,000,000. In addition to his salary, he is eligible for a bonus based upon our performance.

(5) Effective February 2001, Mr. Beard was appointed as President and Chief Executive Officer of TriMas at an annual salary of $564,000. In addition to his salary, he is eligible for a bonus in each year based upon our performance.

(6) In December 2000, Mr. Parrott was appointed Group President of Business Operations at an annual salary of $428,000. In addition to his annual salary, he is eligible for a bonus based upon our performance.

(7) In December, 2001, Mr. Runk stepped down from his position as Group President of our former Forming Technologies Group. Restricted stock awards under our 1991 Long Term Stock Incentive

      Plan that had previously vested were treated in the November 2000 recapitalization like any other share of common stock and were cashed out in the November 2000 recapitalization and unvested restricted awards were replaced immediately following the November 2000 recapitalization with new restricted stock awards. As of December 31, 2001, Mr. Runk had 47,859 restricted share awards that vest in equal installments in January of each of the following three years. The aggregate value of these shares (using the $16.90 per share cash price paid in the recapitalization) of Mr. Runk's unvested restricted shares is $808,817. In 2001, Mr. Runk received options to purchase 153,075 shares of our common stock under the 2001 Long Term Equity Incentive Plan that were scheduled to vest ratably in 2001, 2002 and 2003. Pursuant to the 2001 Long Term Equity Incentive Plan, Mr. Runk forfeited his options to purchase 102,050 shares of our common stock that would have vested in 2002 and 2003.

(8) In December, 2001, Mr. Ponteri stepped down from his position as our Executive Vice President of Strategic Growth.

(9) In December, 2000, Mr. Thomas was appointed Group President, Machining and Assembly and in November, 2001, Group President, Driveline & Transmission Group at an annual salary of $351,000. In addition to his annual salary, he is eligible for a bonus based upon our performance.

(10) In July, 2001, Mr. Lowe was appointed as our Chief Financial Officer at an annual salary of $315,000 and he is eligible for a bonus based upon our performance.


OPTION GRANTS IN LAST FISCAL YEAR

                                              PERCENT OF TOTAL
                             NUMBER OF          OPTIONS/SARS
                             SECURITIES          GRANTED TO       EXERCISE OF                    GRANT DATE
                             UNDERLYING         EMPLOYEES IN       BASE PRICE     EXPIRATION      PRESENT
NAME                      OPTIONS GRANTED       FISCAL YEAR        PER SHARE         DATE          VALUE*
----                      ---------------     ----------------    -----------     ----------     ----------
Timothy D. Leuliette         1,033,455              35.6%            $16.90        3/8/2011         N.M.
Grant Beard                    153,075               5.3%            $16.90        3/8/2011         N.M.
Roy Parrott                    153,075               5.3%            $16.90        3/8/2011         N.M.
Leroy Runk (1)                 153,075               5.3%            $16.90        3/8/2011         N.M.
George Thomas                  153,075               5.3%            $16.90        3/8/2011         N.M.
William Lowe                   153,075               5.3%            $16.90        7/1/2011         N.M.

----------
* The present value of the options as of their grant date is not presented as it is not meaningful in the context of Metaldyne's common stock being privately held.

(1) In December, 2001, Mr. Runk stepped down from his position as Group President of our former Forming Technologies Group. In 2001, Mr. Runk received options to purchase 153,075 shares of our common stock under the 2001 Long Term Equity Incentive Plan that were scheduled to vest ratably in 2001, 2002 and 2003. Pursuant to the 2001 Long Term Equity Incentive Plan, Mr. Runk forfeited his options to purchase 102,050 shares of our common stock that would have vested in 2002 and 2003.


OPTION EXERCISES AND YEAR-END OPTION VALUE

     No options were exercised in 2001 by any of the named executive officers.


PENSION PLANS

     The executive officers participate in pension plans maintained by us for certain of its salaried employees. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under these plans.

                              PENSION PLAN TABLE

                                        YEARS OF SERVICE(2)
                  ----------------------------------------------------------------
REMUNERATION(1)       5         10         15         20         25         30
----------------- --------- ---------- ---------- ---------- ---------- ----------
$ 100,000          $ 5,645   $11,290    $ 16,935   $ 22,580   $ 28,225   $ 33,870
  200,000           11,290    22,580      33,870     45,161     56,451     67,741
  300,000           16,935    33,870      50,806     67,741     84,676    101,611
  400,000           22,580    45,161      67,741     90,321    112,902    135,482
  500,000           28,225    56,451      84,676    112,902    141,127    169,352
  600,000           33,870    67,741     101,611    135,482    169,352    203,223
  700,000           39,516    79,031     118,547    158,062    197,578    237,093
  800,000           45,160    90,321     135,482    180,643    225,803    270,964

----------
(1) For purposes of determining benefits payable, remuneration in general is equal to the average of the highest five consecutive January 1 annual base salary rates paid by us prior to retirement.

(2) Vesting occurs after five full years of employment. The benefit amounts set forth in the table above have been converted from the plans' calculated five-year certain and life benefit and are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are payable under a Masco Corporation plan. The table does not depict Code limitations on tax-qualified plans because one of our plans is a non-qualified plan established to restore for certain salaried employees (including certain of the named executive officers) benefits that are otherwise limited by the Code. Approximate years of credited service for the named executive officers are: Mr. Beard -- 1; Mr. Runk -- 8.

     Messrs. Parrott and Thomas are participants in the Simpson Industries, Inc. Pension Plan and the Simpson Industries, Inc. Supplemental Executive Retirement Plan, the liability for which was assumed by Metaldyne. Messrs. Parrott and Thomas' participation in these plans was terminated on December 31, 2000 and their benefits frozen. No contributions were made to either plan on their behalf after December 31, 2000. The approximate annual benefit at age 65 for Mr. Parrot is $185,550 and for Mr. Thomas is $22,653.

     Under our Supplemental Executive Retirement Plan, certain of our officers and other key executives may receive retirement benefits in addition to those provided under our other retirement plans. Each participant is to receive annually upon retirement on or after age 65, an amount which, when combined with benefits from our other retirement plans (and, for most participants, any retirement benefits payable by reason of employment by prior employers) equals up to 60 percent of the average of the participant's highest three years' cash compensation received from us (base salary and regular year-end cash bonus or equivalent estimates where cash compensation has been reduced by agreement with
us). A disability benefit is payable to a participant who has been employed at least two years and becomes disabled. Participants who terminate with more than five years' service before age 65 become entitled to receive a benefit adjusted by an age-and-service vesting schedule that provides for no more than 50 percent vesting upon attainment of age 50 and 100 percent vesting no earlier than age 60, with provision for an additional 20 points of vesting (not to exceed 100 percent in total) should termination by us without cause occur prior to age 65. Such vested benefit is not payable until age 65 and is subject to offset for amounts earned from prior or future employers. A surviving spouse will receive reduced benefits upon the participant's death. A participant and his (or her) surviving spouse may also receive supplemental medical benefits. The plan is unfunded, except that accelerated payment on a present value basis is mandatory following a change in control.


EMPLOYMENT AGREEMENTS

     Messrs. Leuliette, Beard, Parrott, Thomas and Lowe are each parties to employment contracts with us. Mr. Leuliette's contract states that he serves as the Chief Executive Officer of Metaldyne, Mr. Beard's contract states that he serves as the President of TriMas, Mr. Parrott's contract states that he serves as the

President of Business Operations, Mr. Thomas's states that he serves as President of Driveline & Transmission Group and Mr. Lowe's states that he serves as Executive Vice President and Chief Financial Officer. Each contract states that the employee shall devote his full business time and efforts to the performance of his duties and responsibilities. Each agreement provides for a specified annual fixed salary and bonus based on our financial performance. Such bonuses are in the target amounts, expressed as a percentage of their annual salary, as follows: Mr. Leuliette, 100%; Mr. Beard, 60%; Mr. Parrott, 60%; Mr. Thomas, 60%; and Mr. Lowe, 60%. Each agreement terminates on December 31, 2003 and is automatically renewable for successive one-year terms.

     Each agreement provides the executive with certain benefits, including participation in the Metaldyne 2001 Long Term Equity Incentive Plan. Each agreement provides that we may, without cause, and the employee may, for good reason, terminate the agreement such that Messrs. Beard, Parrot, Thomas and Lowe would receive two years continued base salary, a bonus equal to two times his target bonus opportunity for a 12 month period, pro rated bonus for the year termination occurs and continuation of certain benefits for up to 24 months and Mr. Leuliette would receive three years continued base salary, a bonus equal to three times his target bonus opportunity for a 12 month period, pro rated bonus for the year termination occurs and continuation of certain benefits for up to 36 months. Each agreement further provides that we may, for cause, and the executive may voluntarily, without good reason, terminate the agreement without any severance payments. Cause is defined in each agreement as the employee being convicted or entering a plea of guilty or nolo contendere to a felony and/or the employee's willful or sustained insubordinate or negligent conduct in the performance of his duties. Further, each agreement provides that within ten days of termination subsequent to a change of control, each executive would receive three times his base salary and a bonus equal to three times the target bonus opportunity for such fiscal year in addition to a three year continuation of certain benefits. Lastly, each employment agreement stipulates that the executive shall refrain from competing with Metaldyne for specified periods of time from his date of termination.


                               PERFORMANCE GRAPH

     Our common stock has not traded publicly since November 28, 2000, the date of the recapitalization. Because there was no market price for our common stock at any time during the past fiscal year, no meaningful presentation of cumulative total shareholder return is available.


     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2001, the Compensation Committee was composed of Marshall Cohen, J. Michael Losh, Richard Manoogian and David A. Stockman. None of Messrs. Cohen, Losh, Manoogian or Stockman is an employee of ours or is at present separately compensated for serving as one of our officers. Mr. Manoogian was formerly our vice president, President and Chief Executive Officer. Mr. Manoogian is the Chairman and Chief Executive Officer of Masco Corporation which, along with Metaldyne Corporation, is party to the shareholders agreement, corporate services agreement and subordinated loan agreement described under "Certain Relationships and Related Party Transactions." Mr. Stockman is the Senior Managing Partner of Heartland, which has entered into a Monitoring Agreement with Metaldyne Corporation. See "Certain Relationships and Related Party Transactions."


             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


SHAREHOLDERS AGREEMENT

     In connection with the recapitalization, Heartland, CFSB Private Equity, Masco Corporation, Richard Manoogian, their various affiliates and certain other stockholders of Metaldyne, Inc. entered into a Shareholders Agreement regarding their ownership of our common stock. References to a shareholder below refer only to those that are party to the Shareholders Agreement. References to Heartland and CSFB Private Equity refer to all of their respective affiliated entities collectively, unless otherwise noted. Owners of an aggregate of approximately 92% of our outstanding common stock are party to the Shareholders Agreement.

     Election of Directors. The Shareholders Agreement provides that the parties will vote their shares of common stock in order to cause:

     (1) an amendment to our Bylaws to provide that the authorized number of directors on our board of directors shall be as recommended by Heartland in its sole discretion.

     (2)  the election to the board of directors of:

          o such number of directors as shall constitute a majority of the board of directors as designated by Heartland Industrial Partners, L.P.;

          o    one director designated by Masco; and

          o one director designated by CSFB Private Equity after consultation with Heartland.

Masco's ability to designate one director to the board of directors will terminate when it ceases to own a majority of the shares of common stock held by it as of the closing of the recapitalization subject to certain exceptions. CSFB Private Equity's ability to designate one director to the board of directors will terminate when it ceases to own a majority of the shares of common stock held by it as of the closing of the November 2000 recapitalization.

     Transfers of Common Stock. Prior to the date we have consummated a public offering of our common stock of at least $100.0 million (a "Qualifying Public Equity Offering"), the Shareholders Agreement restricts transfers of common stock except for transfers: (1) to a permitted transferee of a stockholder, (2) pursuant to the "right of first offer" provision discussed below, (3) pursuant to the "tag-along" provision discussed below, (4) pursuant to the "drag-along" provision discussed below and (5) pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act.

     Right of First Offer. The Shareholders Agreement provides that prior to a Qualifying Public Equity Offering no stockholder party to the agreement may transfer any of its shares other than to a permitted transferee of such stockholder or pursuant to the "tag-along" and "drag-along" provisions unless such stockholder shall offer such shares to us. We shall have the option for 15 business days to purchase such shares. If we decline to purchase the shares, then Heartland shall have the right to purchase such shares for an additional 10 business day period. Any shares not purchased by us or Heartland can be sold by such stockholder party to the agreement at a price not less than 90% of the price offered to us or Heartland.

     Tag-Along Rights. The Shareholders Agreement grants to the stockholders party to the agreement, subject to certain exceptions, in connection with a proposed transfer of common stock by Heartland or its affiliates, the right to require the proposed transferee to purchase a proportionate percentage of the shares owned by the other stockholders at the same price and upon the same economic terms as are being offered to Heartland. These rights terminate upon a Qualifying Public Equity Offering.

     Drag-Along Rights. The Shareholders Agreement provides that when Heartland and its affiliates enter into a transaction resulting in a substantial change of control of Metaldyne, Heartland has the right to require the other stockholders to sell a proportionate percentage of shares of common stock in such transaction as Heartland is selling and to otherwise vote in favor of the transactions effecting such substantial change of control. These rights terminate upon a Qualifying Public Equity Offering.

     Information. Pursuant to the Shareholders Agreement, each stockholder party to the agreement is entitled to receive our quarterly and annual financial statements. In addition, such stockholders who maintain 25% of their original equity investment in us will be entitled to receive prior to a Qualifying Public Equity Offering certain monthly financial information and certain other information as they may reasonably request and will have the opportunity to meet with our senior management on an annual basis and certain stockholders will be able to meet quarterly with our senior management.

     Observer Rights. Our shareholders who are also investors ("HIP Co-Investor") in one of Heartland's funds and have invested at least $40.0 million in our common stock or own at least 10% of our outstanding common stock have the right to attend all meetings of the board of directors, including committees thereof, solely in a non-voting observer capacity. These rights terminate upon a Qualifying Public Equity Offering.

     Preemptive Rights. Subject to certain exceptions, the Shareholders Agreement provides that if we issue, sell or grant rights to acquire for cash any shares of common stock or options, warrants or similar instrument or any other security convertible or exchangeable therefor ("Equity Interests"), or any equity security linked to or offered or sold in connection with any of our Equity Interests, then we will be obligated to offer certain stockholders or Heartland the right to purchase at the sale price and on the same terms and conditions of the sale, such amount of shares of common stock or such other Equity Interests as would be necessary for such stockholders or Heartland to maintain its then current beneficial ownership interest in us. These rights terminate upon a initial public offering by us.

     Affiliate Transactions. Subject to certain exceptions, the Shareholders Agreement provides that Heartland and its affiliates will not enter into transactions with us or our subsidiaries involving consideration in excess of $1.0 million without the approval of Masco Corporation and the HIP Co-Investors.

     Registration Rights. The Shareholders Agreement provides the stockholders party to the agreement with unlimited "piggy-back" rights each time we file a registration statement except for registrations relating to (1) shares underlying management options and (2) an initial public offering consisting of primary shares. In addition, on the earlier of (1) five years after the closing of the recapitalization or (2) an initial public offering of Metaldyne, Heartland, CSFB Private Equity, Masco Corporation and Richard Manoogian have the ability to demand the registration of their shares, subject to various hold back and other agreements. The Shareholders Agreement grants two demand registrations to Masco Corporation, one demand registration to Richard Manoogian, three demand registrations to CSFB Private Equity and an unlimited number of demands to Heartland.

     Approval and Consultation Rights. The Shareholders Agreement provides that prior to a Qualifying Public Equity Offering we will consult with CSFB Private Equity in respect to any issues that in our good faith judgment are material to our business and operations. In addition, prior to a Qualifying Public Equity Offering, CSFB Private Equity will have the right to approve:

     o  certain acquisitions by us;

     o  the selection of a chief executive officer;

     o  certain debt restructurings; and

     o  any liquidation or dissolution of us.


MONITORING AGREEMENT

     We and Heartland are parties to a Monitoring Agreement pursuant to which Heartland is engaged to provide consulting services to us with respect to financial and operational matters. Heartland received a fee of $4.0 million for such services in 2001, plus reimbursement of expenses. Commencing with 2002, Heartland is entitled to receive a fee for such services equal to the greater of (1) $4.0 million or (2) 0.25% of our total assets. In addition to providing ongoing consulting services, Heartland has also agreed to assist in acquisitions, divestitures and financings, for which Heartland will receive a fee equal to 1% of the value of such transaction. The Monitoring Agreement also provides that Heartland will be reimbursed for its reasonable out-of-pocket expenses.


CORPORATE SERVICES AGREEMENT

     Under a Corporate Services Agreement, Masco Corporation provides us use of its data processing equipment and services, certain research and development services, corporate administrative staff and other support services in return for payment of an annual fee. The fee for such services is to be mutually agreed to by us and Masco and was $415,000 for fiscal year 2001 and will not exceed $500,000 for the fiscal year 2002, with a concurrent reduction of the services provided to us by Masco. We do not presently anticipate utilizing Masco for any material services in 2002 and accordingly may not be obligated to make payments to them. This agreement also provides for various license rights and confidential treatment of information which may arise from Masco Corporation's performance of research and development services on our behalf.

CORPORATE OPPORTUNITIES AGREEMENT

     Masco Corporation and we are parties to a Corporate Opportunities Agreement which materially restricts the ability of either party to acquire or otherwise make an investment in a business if the other party has an investment in such business, except that Masco Corporation is unrestricted from investing in any company engaged in home improvement or building products or service businesses. The agreement terminates on the earlier of November 28, 2002 or nine months after corporate services are no longer required to be provided under the Corporate Services Agreement.


SUBORDINATED LOAN AGREEMENT

     We are a party to a subordinated loan agreement with Masco Corporation pursuant to which Masco has agreed to purchase, at par, at any time on or before October 31, 2003 up to $100.0 million aggregate principal amount of subordinated notes from us. Our credit facility obligates us to use any of the proceeds from the sale of the subordinated notes solely to meet our obligations under our subordinated debentures, if any are outstanding. The interest rate on the notes is based on a spread over the average treasury rate or a comparable debt issue rate subject to a cap of 14.5% at the time of issuance of the note subject to increase. We have agreed to pay Masco a commitment fee of 0.125% per annum on Masco's unused commitment under the subordinated loan agreement. Masco's obligation to purchase notes from us pursuant to the subordinated loan agreement is subject to the accuracy of our representations and warranties, the absence of any bankruptcy with respect to us, and the absence of an event of default under our credit facility. Notes under the subordinated loan agreement can be issued from time to time and mature on June 30, 2009. Any notes issued under the subordinated loan agreement are subordinate in right of payment to the prior indefeasible payment and satisfaction in full of all of our existing and future senior indebtedness.


                                PROPOSAL NO. 2
                         RATIFICATION OF SELECTION OF
                            INDEPENDENT ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected the independent public accounting firm of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") to audit our financial statements for the year 2002, and we believe it appropriate to submit our choice for ratification by stockholders.

     PricewaterhouseCoopers has acted as our independent certified public accounting firm since our formation in 1984. It has performed services of an accounting and auditing nature and, from time to time, has provided other consulting services for the Company. Representatives of PricewaterhouseCoopers are expected to be present at the meeting, will have the opportunity to make a statement and are expected to be available to respond to appropriate questions. If the selection is not ratified, the Board will consider selecting another public accounting firm as the independent auditors.

     The affirmative vote of a majority of the votes cast is required for the ratification of the selection of independent auditors. Abstentions are not counted as votes cast, and therefore do not affect the ratification of the selection of auditors.

     The affirmative vote of a majority of the votes cast on this proposal is required for approval.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR 2002.


                PRICEWATERHOUSECOOPERS LLP FEES FOR FISCAL 2001

     Audit Fees. Audit fees (including expenses) billed (or billable) to us by PricewaterhouseCoopers LLP with respect to the fiscal 2001 financial statements were $1,512,000.

     Financial Information Systems Design And Implementation Fees. No services were performed by, or fees incurred to, PricewaterhouseCoopers LLP in connection with financial information systems design and implementation projects for fiscal 2001.

     All other Fees. All other fees billed by PricewaterhouseCoopers LLP with respect to Fiscal 2001 were an aggregate of $3,025,000. These fees included $1,485,000 for tax services, $1,143,000 for audit related services, including statutory audits, acquisition and disposition audits, audits of employee benefit plans and services related to SEC filings and $397,000 for other services.

     The Audit Committee considered whether the provision of services described above under "All Other Fees" is compatible with maintaining
PricewaterhouseCoopers' independence.


                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors consists of Messrs. Tredwell, Losh and Valenti, who are non-employee directors, and operates under a written charter adopted by the Board of Directors. The Audit Committee recommends to the Board of Directors the selection of our independent auditors.


     Management is responsible for our accounting practices, internal controls, the financial reporting process and preparation of our consolidated financial statements. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee's responsibility is to monitor and oversee these processes.

     In this context, the committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee further discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (communications with Audit Committees).

     Our independent auditors also provided to the Audit Committee the written disclosures and letter required by the Independence Standards Board No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm's independence and satisfied itself as to such accountant's independence.

     Based upon the Audit Committee's discussion with management and the independent auditors, the Audit Committee recommended to the board of directors that our audited financial statements as and for the fiscal year ended December 31, 2001 be included in our Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC.

                                        Audit Committee
                                        Daniel P. Tredwell, Chairman
                                        J. Michael Losh
                                        Samuel Valenti, III


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file initial reports of beneficial ownership and changes in such ownership with the SEC. Such officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of copies of such forms furnished to us, or written representations from certain reporting persons, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except for late filings on behalf of Ms. Radtke and Messrs. Beard, Leuliette, Lowe, Nowak, Parrott, Thanopolous and Thomas.


              STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     Stockholders who intend to present a proposal for inclusion in our proxy statement and proxy relating to the 2003 Annual Meeting or at such Meeting must provide written notice of such intent to our

Chairman or Secretary at our address stated in the Notice of Annual Meeting by December 15, 2002. We will have the right to exercise discretionary voting authority on any matter presented at the 2003 Annual Meeting that has not been presented to us in writing by December 15, 2002.


                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be voted upon at the meeting. If any other matters properly come before the meeting requiring a vote by our stockholders, including any question as to adjournment of the meeting, the persons named in the enclosed proxy will vote the shares represented thereby with respect to such matters in accordance with their best judgment in our interests.


                                        By Order of the Board of Directors



                                        R. JEFFREY POLLOCK
                                        Secretary



Plymouth, Michigan
April 15, 2002

                             METALDYNE CORPORATION


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF METALDYNE CORPORATION (THE "COMPANY"). The undersigned hereby appoints Daniel P. Tredwell and R. Jeffrey Pollock, acting together or individually, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of the Company on May 9, 2002, and any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein. IF NO INSTRUCTION IS GIVEN THE SHARES WILL BE VOTED "FOR" ITEMS 1 AND 2 BELOW, EACH OF SAID ITEMS BEING MORE FULLY DESCRIBED IN THE NOTICE OF SUCH MEETING AND THE ACCOMPANYING PROXY STATEMENT, RECEIPT OF WHICH ARE HEREBY ACKNOWLEDGED.


     THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" ITEMS 1 AND 2 BELOW.


1. ELECTION OF DIRECTORS


    [ ] FOR ALL NOMINEES LISTED BELOW         [ ] WITHHOLD AUTHORITY
        (EXCEPT AS MARKED TO THE                  TO VOTE FOR ALL NOMINEES
        CONTRARY BELOW)                           LISTED BELOW


(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, STRIKE
                A LINE THROUGH THE NOMINEE'S NAME LISTED BELOW.)

   Gary M. Banks, Charles E. Becker, Marshall Cohen, Cynthia L. Hess, Timothy
    D. Leuliette, J. Michael Losh, Richard A. Manoogian, Thomas T. Stallkamp, David A. Stockman, Daniel P. Tredwell and Samuel Valenti III.

                (Continued and to be signed on the reverse side)

2. TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP, TO ACT AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.


                 FOR              AGAINST            ABSTAIN
                 [ ]                [ ]                [ ]

                                         PLEASE COMPLETE ALL INFORMATION BELOW


                                         Signature:
                                                   ----------------------------

                                         Signature:
                                                   ----------------------------
                                         Dated:
                                               --------------------------, 2002

                                         Please sign exactly as names appear
                                         hereon, indicating official position or
                                         representative capacity, if any. If
                                         shares are held jointly, both owners
                                         should sign.